SUB-ITEM 77D

MFS Global Growth Fund, a series of MFS Trust VIII, changed its disclosure under Investment Objective from is to provide capital appreciation by investing in securities of companies worldwide growing at rates expected to be well above the growth rate of the overall U.S. economy to is to seek capital appreciation and under Principal Investment Strategies from The fund invests, under normal market conditions, at least 65% of its net assets in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts, of U.S. and foreign (including emerging market) issuers to MFS (Massachusetts Financial Services Company, the funds investment adviser) normally invests the funds assets primarily in U.S. and foreign equity securities, including emerging market equity securities, and deleted its disclosure under Principal Investment Strategies, Under normal market conditions, the fund invests in at least three different countries, one of which may be the United States, as described in Post-Effective Amendment No. 27 to the Registration Statement (File Nos. 33-37972 and 811-5262), as filed with the Securities and Exchange Commission via EDGAR on March 20, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

MFS Strategic Income Fund, a series of MFS Trust VIII, changed its disclosure under Investment Objective from The funds main objective is to provide high current income by investing in fixed income securities. Its secondary objective is to provide significant capital appreciation to The fund's investment objective is to seek total return with an emphasis on high current income, but also considering capital appreciation, and under Principal Investment Strategies from The fund invests, under normal market conditions, at least 65% of its net assets in fixed income securities to MFS (Massachusetts Financial Services Company, the funds investment adviser) normally invests the funds assets primarily in debt instruments as described in Post-Effective Amendment No. 27 to the Registration Statement (File Nos. 33-37972 and 811-5262), as filed with the Securities and Exchange Commission via EDGAR on March 20, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.